Exhibit 4.16

EXECUTION VERSION

DATED	27 July 2005

(1) PT Asia Mobile

(2) Asia Telecommunication Technology Ltd.

(3) CAC Holdings (Netherlands) B.V.

(4) PT Cyber Access Communications

SHAREHOLDERS’ AGREEMENT

1

THIS AGREEMENT is made on 27 July 2005

BETWEEN:

(1)

PT Asia Mobile, a limited liability company duly established and validly existing under the laws of the Republic of Indonesia with its principal office at JL. Ancol VIII No. 1, Ancol Barat, Jakarta 14430, Indonesia (“PT AM”);

(2)

Asia Telecommunications Technology Ltd, an international business company duly established and validly existing under the laws of the British Virgin Islands with its principal office at c/o Offshore Incorporations Centre, PO Box 957 Road Town, Torlola, British Virgin Islands (“ATT” and together with PT AM, the “PT AM Party”, who enter into this Agreement on a joint and several basis and on the basis described in Clause 12.5);

(3)

CAC Holdings (Netherlands) B.V., a company duly organised and validly existing under the laws of the Netherlands, with its registered office at De Boelelaan 7 Official, 1083 H J, Amsterdam (“Hutchison”); and

(4)

PT Cyber Access Communications, a limited liability company, duly established and validly existing under the laws of the Republic of Indonesia with foreign investment (PMA) status with its principal office at Wisma Barito Pacific, 2nd Floor, Tower B, Jl. Letjend, S. Parman Kav, 62-63 Slipi, Jakarta 11410, Indonesia (the “Company”).

RECITALS:

A.

On the date hereof the Company has an authorised share capital of Rp. 200bn divided into 2,000,000 Shares of Rp. 100,000 each. Six hundred and thirty-nine thousand (639,000) Shares of such authorised share capital have been issued and fully paid and are owned as to 236,490 Shares or 37.01% of the issued share capital by PT AM and as to 19,110 Shares or 2.99%, by ATT. Three hundred and eighty-three thousand four hundred (383,400) Shares of such authorised share capital have been issued and fully paid and have been acquired by and are owned by Hutchison and represent 60% of the issued share capital of the Company.

B.	The Parties wish to enter into this Agreement to regulate their rights and obligations as shareholders of the Company and the manner in which the Company will be managed and operated.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

In this Agreement (including the Recitals and Schedules), the following definitions shall apply unless the context requires otherwise.

“Affiliate” means, in relation to any person, a subsidiary or any holding company of such person and any subsidiary of any such holding company.

“Annual Business Plan” means the annual business plan adopted by the Board of Directors pursuant to Clause 4.

“Arbitration Notice” is defined in Clause 28.1.

“Articles of Association” means the articles of association of the Company as agreed by the Shareholders pursuant to this Agreement, as these may be altered, added to or amended from time to time in accordance with the provisions of this Agreement.

“Auditor” means Kantor Akuntan Publik Haryanto Sahari & Rekan or such other Indonesian registered accountant affiliated with a big five international accounting firm which is nominated by Hutchison as the auditor of Company from time to time.

“Authorised Sum” means US$50,000,000 (or Rupiah equivalent at the Reference Exchange Rate).

“BKPM” means the Badan Koordinasi Penanaman Modal (Capital Investment Coordinating Board) of Indonesia and “BKPMD” means the regional office of BKPM with jurisdiction over the Company (Badan Ko-ordinasi Penanaman Modal Daerah) or its successor.

“Board of Commissioners” means the Board of Commissioners (Dewan Komisaris) of Company.

“Board of Directors” means the Board of Directors (Dewan Direksi) of the Company.

“Business” means the exploitation within Indonesia of the radio spectrum granted to the Company under the CO Licence including the construction and development of network and associated IT and other infrastructure (through outsourcing or otherwise) and the provision of services under the CO Licence.

“Business Day” means any day on which banks in Hong Kong, Thailand and Indonesia are officially open for business generally except for Saturday and Sunday and, in the case of a payment of US$ or the calculation of a Reference Exchange Rate only, any day on which banks in New York are open for business generally except for Saturday and Sunday.

“Business Plan” means the Original Business Plan and thereafter each Annual Business Plan as amended from time to time in accordance with this Agreement.

“Change of Control” means any transaction or event whereby any person acquires Control of PT AM or any person who previously had Control of PT AM ceases to have Control of PT AM provided that where, notwithstanding such transaction or event, Control continues to be held by any Affiliate of the person who had Control prior to such transaction or event, this shall not be a Change of Control.

“CO Licence” means the Cellular Operating Licence No. KP.11 of 2004 dated 5 October 2004 to use specific frequencies of the spectrum granted to the Company by the MOC pursuant to Government Regulation Number 53 of 2000 regarding the use of Radio Frequency and Spectrum and Satellite Orbit and such other similar or ancillary licences that may be granted to the Company from time to time.

“Commissioner” means a member of the Board of Commissioners.

“Company Group” means the Company and its subsidiaries for the time and “Company Group Member” means any of them.

“Control” means in relation to a company (i) owning shares which comprise more than 50% of the shares in that company having the right to vote, or (ii) having the ability to appoint a majority of the board of directors (and where the company is incorporated in Indonesia, the board of commissioners) or otherwise to control management decisions of the company whether through rights attaching to shares held, by contractual arrangement or otherwise, and provided that where any entity has Control of a second entity which in turn has Control of a third entity, that first entity shall be considered to Control the third entity.

“Counter Indemnity” means a performance or financial guarantee (or a counter indemnity of a performance or financial guarantee) guaranteeing performance by any Company Group Member of a commercial contract or obligation of any Company Group Member or under a borrowing or other fund raising by any Company Group Member.

“Director” means a member of the Board of Directors.

“Encumbrance” means any mortgage, pledge, security interest (hak tanggungan), fiduciary security (fidusia), assignment (cessie), lien, hypothecation, charge or any other form of security interest in the nature of a security interest (including any power of attorney or option granted over in respect of any asset or rights attaching thereto).

“Equity Proportions” means the respective proportions from time to time in which the Shareholders hold Shares at the relevant time.

“Financial Year” means a financial period of the Company commencing on 1 January and ending on 31 December each year.

“Foreign Shareholder” means any non-Indonesian Shareholder of the Company, being as at the date of this Agreement, Hutchison and ATT.

“Governmental Agency” means any government or any governmental, semi-governmental or judicial, department, agency, entity or authority of the nation, state, region, district or other political subdivision of Indonesia, or other relevant jurisdiction (as the case may require).

“Governmental Approval” includes (a) any licence, consent, authorization, registration, filing, lodgement, agreement, notarization, certificate, permission, license, approval, authority or exemption from, by or with a Governmental Agency or (b) the expiry of a specified period without intervention or action in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within such period after lodgement, filing, registration or notification.

“Indonesia” means the Republic of Indonesia.

“MOC” means the Ministry of Communications and Information of Indonesia.

“MOLHR” means Ministry of Law and Human Rights of the Republic of Indonesia.

“Network” means the network from time to time utilising radio spectrum specified in the CO License to provide mobile telecommunication services in Indonesia.

“Non-Funding Shareholder” means a Shareholder who has not fully complied with a Funding Call Notice by the date on which the Shareholder Funds are to be given or advanced in accordance with the Funding Call Notice as referred to in Clause 11.3.

“Party” means one or all of the parties to this Agreement (as the context requires).

“Reference Exchange Rate” means the mid-rate between the bid and offer rates of exchange of The Hongkong and Shanghai Banking Corporation Limited for the purchase of Rupiah with Dollars at 5:00 p.m., Hong Kong time, on the date that is five (5) Business Days prior to the relevant date.

“Regulatory Action” means:

(a)	any order of a court of competent jurisdiction; or

(b)	any order, decision or conclusive view made, given or expressed by a competent Governmental Agency or regulatory authority or agency.

“RPI Index” means the general index of consumer prices in Indonesia published by the Indonesian Biro Pusat Statistik each month in respect of all items or any index which replaces that index.

“Share” means a fully paid ordinary share in the capital of the Company.

“Shareholder” means any individual, company or organization registered from time to time as a shareholder of the Company.

“Shareholder Group” means a Shareholder and its Affiliates from time to time.

“Shareholder Loan” means a loan by any Shareholder (or any member of its Shareholder Group) to the Company or any Company Group Member on the terms agreed between the Parties.

1.2	Interpretation

In interpreting this Agreement, headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

1.2.1	The singular includes the plural and conversely.

1.2.2	A gender includes all genders.

1.2.3	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.2.4	A reference to a person includes a company, an unincorporated body or other legal entity and conversely.

1.2.5	A company is a subsidiary of a another company (its holding company) if the second company holds more than 50% of the voting shares in the capital of the first company.

1.2.6	A reference to a Clause, Recital or Schedule is to a clause of or recital or schedule to this Agreement.

1.2.7	A reference to any Party or party to any other agreement or document includes that Party’s or the relevant party’s successors and permitted assigns (if any).

1.2.8

A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or that other agreement or document.

1.2.9

A reference to any law, enactment, legislation, regulation, decree or directive or to any provision of any law, regulation, enactment, decree or directive includes any modification or re-enactment of it, any legislative or statutory provision substituted for it, and all regulations and statutory instruments issued under or in respect of it.

1.2.10	A reference to Dollars or US$ is to the lawful currency of the United States of America.

1.2.11	A reference to Rupiah or Rp is to the lawful currency of Indonesia and reference to bn is to 1,000,000,000 Rupiah.

1.2.12	Each Schedule, and each certificate and document delivered under this Agreement forms part of this Agreement.

2.	BUSINESS OF COMPANY

Notwithstanding anything contained in the Articles of Association, the Parties agree that the Company shall solely engage in the Business.

3.	RELATIONSHIP OF THE PARTIES

3.1	Articles of Association

Subject to the approval of the MOLHR (if required under applicable law), the Articles of Association as at the date of this Agreement shall be in the form agreed by the Shareholders on or before the date of this Agreement.

3.2	Failure to approve Articles

If any provision of the Articles of Association is not approved by the MOLHR to the extent required under applicable law, the Parties will use their best efforts to agree to a substitute provision and will use their best efforts to have such substitute provision incorporated into the Articles of Association.

3.3	This Agreement to Prevail

By signing this Agreement (or any document by which another person or entity is later admitted as a Party), each Party irrevocably agrees that if there is any conflict or inconsistency between the provisions of this Agreement and the Articles of Association then:

3.3.1	as between the Parties, the provisions of this Agreement shall prevail;

3.3.2

in any event, notwithstanding any other provision of this Agreement or the Articles of Association, each party shall at all times exercise the voting rights attaching to the Shares held by it and other powers of control available to it in relation to the Company (however arising) strictly to give effect to the terms, requirements and intention of this Agreement and no party shall exercise the voting rights attaching to the Shares held by it and other powers of control available to it in relation to the Company (however arising) in a manner which defeats or is otherwise inconsistent with the terms, requirements or intention of this Agreement; and

3.3.3	the Parties shall forthwith use their best endeavours to procure an amendment to the Articles of Association so as to remove such conflict or inconsistency.

3.4	Relationship of Parties

Nothing herein shall be deemed to make any Party a partner or fiduciary of any other Party or to impose on any Party any fiduciary obligations with respect to the other Parties.

4.	BUSINESS PLAN

4.1	The first Business Plan for the Company Group shall be adopted as soon as practicable after the date of this Agreement.

4.2

Thereafter, Hutchison shall procure that the management of the Company prepares and submits to the Board of Directors (before the commencement of the Financial Year in question) an annual business plan in respect of the Company Group for each Financial Year (the Annual Business Plan) commencing with the Financial Year beginning 1 January 2006.

4.3

Each draft Business Plan shall be delivered to Hutchison and PT AM (and PT AM shall provide a copy to ATT) not later than one (1) week prior to the proposed Board of Directors meeting at which such draft Business Plan is to be considered.

4.4

The Parties acknowledge and agree that the purpose of each Business Plan is to set out the strategic direction of the Company Group over the five Financial Years immediately following the date of the Business Plan and the agreed financial objectives and budget of the Company Group for the Financial Year immediately following the date of the Business Plan.

4.5

If the Board of Directors has not approved a Business Plan on or prior to the expiry of any Financial Year, the parties agree that the Company Group shall continue to conduct its day to day business in accordance with the last Business Plan and to incur costs for day to day expenditure in line with the last budget (adjusted by reference to the change in the RPI Index between the start and end of the Financial Year then expired) until such time as a new Business Plan is submitted to and approved by the Board of Directors.

5.	ISSUES OF SHARES FOR CASH

5.1	The provisions of Clause 5.2 shall, notwithstanding any other provision of this Agreement, bind and apply for the benefit of each Shareholder.

5.2

Subject to Clauses 10.2(c) and 11, if the Company wishes to allot or issue new Shares where such Shares are to be paid up wholly in cash, each Shareholder shall be entitled to subscribe, in cash at the same price and on the same terms as those offered to other persons to whom the shares are to be offered, up to such number of those new shares as will leave each such Shareholder holding such proportion of the voting share capital as it held immediately prior to the allotment or issue (assuming that each Shareholder takes up its entitlement hereunder in full).

6.	MAINTENANCE OF MINIMUM INDONESIAN SHARE OWNERSHIP

6.1

PT AM shall not transfer any Shares to any person at any time where to do so would result in a failure to satisfy or a breach of the requirements of the law of Indonesia, all relevant Government Agencies and their telecommunications regulatory policies or the terms of any Government Approval as to the minimum Indonesia equity ownership in the Company as in force from time to time and ATT shall transfer any Shares held by it to PT AM to the extent that the Shares held by PT AM fail to satisfy any such requirement.

6.2

The PT AM Party undertakes to procure that any transferee of its Shares shall provide to Hutchison the same agreement and undertaking as set out in Clause 6.1 and that the transfer of Shares is subject to the transferee providing such agreement and undertaking to Hutchison.

7.	MANAGEMENT

7.1	Company to have Board of Directors and Board of Commissioners

The Company shall be managed by a Board of Directors (Dewan Direksi) under the supervision of a Board of Commissioners (Dewan Komisaris). Members of the Board of Directors and members of the Board of Commissioners shall be appointed by the general meeting of Shareholders, subject to the provisions of this Agreement and the Articles of Association.

7.2	Composition of Board of Directors

7.2.1

Subject to the provisions of Clauses 7.2.2 and 7.2.4, each of Hutchison and the PT AM Party shall be entitled to nominate for appointment to the Board of Directors five and three Directors respectively and shall be entitled to remove and replace each such Director from time to time.

A nomination made by a Shareholder under this Clause 7.2 shall be binding on each other Shareholder.

7.2.2

For so long as a Shareholder holds not less than thirty (30) per cent of the Shares, it shall be entitled to nominate, remove and replace at least three Directors. Where a Shareholder holds not less than twenty (20) per cent but less than thirty (30) per cent of the Shares, it shall be entitled to nominate, remove and replace two Directors. Where a Shareholder holds not less than fifteen (15) per cent but less than twenty (20) per cent of the Shares, it shall be entitled to nominate, remove and replace one Director. A Shareholder shall not be entitled, under this Agreement, to nominate (remove and replace) any Director to the Board of Directors if its holding of Shares is less than fifteen (15) per cent of the Shares. As applied to Hutchison, this Clause is subject to Clauses 7.2.1 and 7.2.4.

7.2.3	The President Director shall be nominated by Hutchison.

7.2.4

Notwithstanding Clauses 7.2.1 and 7.2.2, for so long as Hutchison has the largest holding of shares of any Shareholder, Hutchison shall be entitled to nominate for appointment to the Board of Directors a total number of Directors which is two greater than the number of Directors all other Shareholders are, in aggregate, entitled to nominate for appointment and to remove and replace any such Director from time to time.

7.2.5

Each Shareholder shall vote its Shares to give effect to the binding nominations of the members of the Board of Directors which have been made by a Shareholder in exercise of a right under this Agreement (but not otherwise). Each Shareholder shall be entitled, for so long as it has a nomination right under this Agreement pursuant to Clause 7.2.2, at any time to remove and replace any of its nominees on the Board of Directors and in such event each Shareholder shall vote its Shares so as to give effect to the appointment of the nominated replacement to the Board of Directors in further exercise of rights under clause 7.2.2 (but not otherwise).

7.2.6

In the event of a vacancy on the Board of Directors caused by the death, retirement, resignation or removal of a director, the vacancy shall be filled by appointing another nominee of the Shareholder whose nominee has died, retired, resigned or been removed.

7.2.7

Subject to the Articles of Association, neither Hutchison nor the PT AM Party shall make any change to their respective membership of the Board of Directors otherwise than in accordance with this Clause 7.

7.2.8	Subject to the Articles of Association and the terms of this Agreement, the Board of Directors shall:

(a)	represent and be responsible for the day-to-day administration, operation and management of the Company and its assets; and

(b)	from time to time determine the organisational structure of the Company and the reporting responsibilities of the management of the same,

in each case so as to implement the Business Plan.

7.3	Powers of President Director

7.3.1

The President Director shall be entitled to represent the Board of Directors and therefore to act for and on behalf and in the name of and to bind the Company within and outside the Courts of law, subject to any limitations set out in this Agreement, the Articles of Association or by applicable mandatory laws and regulations.

7.3.2

The President Director shall appoint the persons designated by the Hutchison in its sole discretion, to be the senior management team (who are not Directors) of the Company, except the Deputy Chief Financial Officer (if not a Director) who shall be nominated by PT AM.

7.4	Board of Commissioners

7.4.1

Subject to the provisions of Clauses 7.4.2 and 7.4.4, each of Hutchison and the PT AM Party shall be entitled to nominate for appointment to the Board of Commissioners, five and three Commissioners respectively and shall be entitled to remove and replace each such Commissioner from time to time.

A nomination made by a Shareholder under this Clause 7.4 shall be binding on each other Shareholder.

7.4.2

For so long as a Shareholder holds not less than thirty (30) per cent of the Shares, it shall be entitled to nominate, remove and replace at least three Commissioners. Where a Shareholder holds not less than twenty (20) per cent but less than thirty (30) per cent of the Shares, it shall be entitled to nominate, remove and replace two Commissioners. Where a Shareholder holds not less than fifteen (15) per cent but less than twenty (20) per cent of the Shares, it shall be entitled to nominate, remove and replace one Commissioner. A Shareholder shall not be entitled, under this Agreement, to nominate (remove and replace) any Commissioner to the Board of Commissioners if its holding of Shares is less than fifteen (15) per cent of the Shares. As it applies to Hutchison, this Clause is subject to Clauses 7.4.1 and 7.4.4.

7.4.3	The President Commissioner shall be nominated by Hutchison.

7.4.4

For so long as Hutchison has the largest holding of shares of any Shareholder, Hutchison shall be entitled to nominate for appointment to the Board of Commissioners a total number of Commissioners which is two greater than the number of Commissioners all other Shareholders are, in aggregate, entitled to nominate for appointment, and to remove and replace any such Director from time to time.

7.4.5

Each Shareholder shall vote its Shares to give effect to the binding nominations of the members of the Board of Commissioners which have been made by a Shareholder in exercise of a right under this Agreement (but not otherwise). Each Shareholder shall be entitled, for so long as it has a nomination right under this Agreement pursuant to Clause 7.2.2, to remove and replace at any time any of its nominees on the Board of Commissioners and in such event each Shareholder shall vote its Shares so as to give effect to the appointment of the nominated replacement to the Board of Commissioners in further exercise of rights under clause 7.2.2 (but not otherwise).

7.4.6

In the event of a vacancy on the Board of Commissioners caused by the death, retirement, resignation or removal of a member, the vacancy shall be filled by appointing another nominee of the Shareholder whose nominee has died, retired, resigned or been removed.

7.5	Conflicts of Interest

Persons nominated for the position of member of the Board of Directors or member of the Board of Commissioners shall not be deemed disqualified to hold such office merely by reason of their being officers, directors, commissioners or shareholders of any other company incorporated within or outside Indonesia. In addition, no member of the Board of Directors or member of the Board of Commissioners shall be deemed to have a conflict of interest in a matter and shall not be disqualified to vote and/or serve on the ground that such Director or Commissioner is appointed upon the nomination of a particular Shareholder and the matter under consideration involves commercial, financial or other relationship between Company and that Shareholder or any Affiliate of that Shareholder provided that the relevant member of the Board of Directors or Board of Commissioners has disclosed to the Company the nature of any such relationship prior to consideration of that matter.

8.	DIRECTORS MEETINGS AND COMMISSIONERS’ MEETINGS

8.1	Board of Directors’ Meetings

8.1.1

The Board of Directors shall meet at least at least once each year and more frequently as required for the proper management of Company. All Board of Director’s meetings shall be conducted in English. Resolutions may be passed in lieu of meeting by adopting a written resolution signed by all of the Directors.

8.1.2

The quorum for meetings of the Board of Directors shall be the attendance or representation at the meeting of a simple majority of the members of the Board of Directors but including one of the Directors nominated by each of Hutchison and the PT AM Party. If a quorum is not present within 30 minutes of the time set for the meeting of the Board of Directors there shall be an automatic adjournment or reconvening of that meeting to the same time and place on the date one week after the original date of the meeting (or, if a later date is required by law, that later date). At that subsequent adjourned or reconvened meeting the quorum shall be a simple majority of the members of the Board of Directors including at least one Director nominated by Hutchison.

8.1.3

Unless otherwise provided in this Agreement or the Articles of Association, the level of affirmative vote required to pass a resolution at all meetings of the Board of Directors shall be a simple majority of the members of the Board of Directors present or represented at the meeting.

8.2	Board of Commissioners’ meetings

8.2.1	The Board of Commissioners shall meet at least once a year and more frequently as required for the Board of Commissioners to duly perform its functions.

8.2.2

The quorum for meetings of the Board of Commissioners shall be the attendance or representation at the meeting of a simple majority of the members of the Board of Commissioners but including one of the Commissioners nominated by each of Hutchison and the PT AM Party. If a quorum is not present within 30 minutes of the time set for the meeting of the Board of Commissioners there shall be an automatic adjournment or reconvening of that meeting to the same time and place on the date one week after the original date of the meeting (or, if a later date is required by law, that later date). At that subsequent reconvened or adjourned meeting the quorum shall be a simple majority of the members of the Board of Commissioners provided at least one of the Commissioners nominated by Hutchison is present.

8.2.3

Unless otherwise provided of in this Agreement or the Articles of Association, the level of affirmative vote required to pass a resolution at all meetings of the Board of Commissioners shall be a simple majority of the members of the Board of Commissioners present or represented at the meeting. All Board of Commissioners’ meetings shall be conducted in English. Resolutions may be passed in lieu of meeting by adopting a written resolution signed by all of the Commissioners.

9.	GENERAL MEETINGS OF SHAREHOLDERS

9.1	Annual General Meetings

An Annual General Meeting of Shareholders shall be held once a year in accordance with applicable law.

9.2	Chairman of General Meeting of Shareholders

Subject to the Articles of Association, the President Director shall act as the chairman of all general meetings of Shareholders.

9.3	Each Share Carries One Vote

At any general meeting of Shareholders a Shareholder shall have 1 (one) vote for each share of which it is the registered Shareholder.

9.4	Quorum and Voting at General Meetings of Shareholders

Except as otherwise provided for in this Agreement or the Articles of Association:

9.4.1

the quorum for a general meeting of Shareholders shall be Shareholders holding or representing more than one half of the total issued Shares in Company but including a representative of one of the PT AM Parties. If a quorum is not present within 30 minutes of the time set for the general meeting of Shareholders there shall be an automatic adjournment or reconvening of that meeting to the same time and place on the date one week after the original date of the meeting (or, if a later date is required by law, that later date). At that subsequent adjourned or reconvened meeting the quorum shall be Shareholders holding or representing more than one half of the total issued Shares in the Company; and

9.4.2	decisions at a general meeting of Shareholders shall be adopted if approved by Shareholders holding or representing more than one half of the total issued Shares in Company.

10.	RESERVED MATTERS

10.1

In relation to each of the matters specified in Clause 10.2 (the Reserved Matters), the Company shall not, and each of Hutchison and the PT AM Party shall exercise all voting rights and other powers of control available to it in relation to Company so that the Company will not, without the prior approval of each of Hutchison and the PT AM Party (which approval may be given by Hutchison, the PT AM Party or a Director nominated by either such Shareholder) take any action or decision in respect of any Reserved Matter. If either Shareholder’s interest in Shares falls below 20% of the issued share capital of the Company, the relevant Shareholder’s rights under this Clause 10 shall cease to have any effect (without prejudice to any then accrued rights). In accordance with Clause 12.5, the PT AM Parties shall be treated as a single Shareholder for the purposes of Clause 10 and, accordingly, there shall be no separate need to obtain the approval of both PT AM and ATT and their Shareholdings shall be aggregated for the purposes of the threshold Shareholding in this Clause 10.1.

10.2	The Reserved Matters are:

(a)

changing the nature or scope of the business of the Company to include any business outside the Business (including any decision to change or extend the business of the Company or the Company Group Member to any place outside of the Republic of Indonesia), ceasing to carry on any material part of the Business or commencing or participating in any business materially different from the Business;

(b)

adopting or altering the Articles of Association (other than to give effect to any change to the authorised or issued share capital of the Company or the Company Group Member approved or permitted pursuant to Clause 10.2(c));

(c)

changing the authorised or issued share capital of the Company or the Company Group Member, other than to give effect to the then current Business Plan approved by the Board of Directors or as a result of the Funding Shareholder exercising its rights under Clause 11;

(d)	adopting or amending a Business Plan;

(e)	the Company or a Company Group Member declaring or paying any dividend or distribution;

(f)

the Company or a Company Group Member merging or consolidating with any other entity or acquiring or disposing of or establishing any business or entering into a joint venture or alliance except for (i) any such transaction involving an amount not exceeding the Authorised Sum; or (ii) the acquisition of businesses and entering into of joint ventures or alliances in the ordinary course of the business of the Company or a Company Group Member or directly necessary for and implemented in the course of rolling out the Network and anticipated by a Business Plan;

(g)

the Company or any other Company Group Member incurring any amount of capital expenditure or entering into any contract which involves total expenditure by the Company, in either case exceeding the Authorised Sum;

(h)

any transaction between the Company or any other Company Group Member and a Shareholder or an Affiliate of any Shareholder (including the granting of loans or advances) other than for the supply of goods and services in the ordinary and usual course of business on normal commercial terms no less favourable to Company than such goods or services are supplied to third parties;

(i)

any proposal to declare bankrupt, liquidate or wind up any Company Group Member or for any Company Group Member to enter into any suspension of payments arrangement or other similar arrangement with its creditors; or

(j)	any Company Group Member issuing or allotting any shares or other securities for non-cash consideration.

10.3

The matters specified in Clauses 10.2 (c), (d) and (g) shall be referred to as “Specified Reserved Matters”. Provided that Hutchison holds a minimum of 35% of the issued and outstanding equity share capital of the Company and also has the largest holding of Shares of any Shareholder, then in the event of the parties being unable to agree on any Specified Reserved Matter within ten (10) days of either party proposing an action or decision in respect of the Specified Reserved Matter, the following procedures shall apply:

(a)	A summary of the facts surrounding the relevant Specified Reserved Matter shall be sent by the proposing party to each of the Directors nominated by each of the PT AM Party and Hutchison;

(b)

Within seven (7) days of the receipt of such summary, each of the PT AM Party and Hutchison shall nominate one of its Directors (the “Concerned Directors”) and such Concerned Directors shall meet and discuss the relevant Specified Reserved Matter and shall take all steps to reach a consensus acceptable to, the PT AM Party and Hutchison;

(c)

If the Concerned Directors are unable to reach a consensus within a period of a further fourteen (14) days, then the matter shall be referred to the Managing Director/General Manager/President Director of each of PT AM and Hutchison who shall meet and discuss the relevant Specified Reserved Matter and shall take all commercially reasonable steps to reach a consensus acceptable to the Shareholders;

(d)

In the event that no consensus is successfully reached by the Managing Director/General Manager/President Director of PT AM and Hutchison within a further fourteen (14) days, then such Specified Reserved Matter shall be put to a meeting of the Board of Commissioners, Board of Directors or of shareholders (as applicable) where a decision by a simple majority shall be sufficient to give effect to the resolution, subject to Clause 10.3(e);

(e)

Where either (i) Hutchison does not hold a simple majority of the Shares or (ii) under the laws of the Republic of Indonesia a shareholders resolution requiring more than a simple majority is required to give effect to any of the Specified Reserved Matters, the PT AM Party agrees that it will use all votes attaching to its Shares to vote in accordance with the wishes of Hutchison in relation to that Specified Reserved Matter and, if requested in writing by Hutchison at least seven (7) days prior to the general meeting of shareholders convened to consider the resolution on the Specified Reserved Matter, shall grant a proxy or power of attorney in favour of a party nominated by Hutchison enabling it to vote the PT AM Parties’ Shares at the general meeting of shareholders accordingly.

11.	FUNDING AND SHAREHOLDER SUPPORT

11.1

It is the intention that, so far as practicable, funding requirements of the Company Group shall be met by internal cash flow and by third party commercial borrowings and network vendor financing, without recourse to Shareholders and that (without limitation) the business of the Company Group be conducted without the need for Counter Indemnities to be given by Shareholders.

11.2

If the internal cash flow of the Company Group together with third party borrowings are insufficient to meet the funding requirements of Company Group under a Business Plan approved by the Board of Directors (or the day to day expenses of the business of the Company Group if the Board of Directors have not approved a Business Plan and the Company Group is continuing to conduct its business pursuant to Clause 4.5), all Shareholders shall be called upon by the Company to: (a) make Counter Indemnities; and/or (b) advance funds by way of Shareholder Loan; and/or (c) make an equity contribution by subscribing for new shares at a price per Share equal to the par value of the Shares (which price shall not apply in the case of subscriptions for Shares for the purposes of providing Additional Contributions (as defined in Clause 11.4), when the price per Share shall be determined according to clause 11.4 below) (together Shareholder Funds) to meet the shortfall, pro rata according to the Equity Proportions of each Shareholder at the time of such call.

11.3	Any call (a Funding Call Notice) pursuant to Clause 11.2 shall be made as follows:

(a)	the Funding Call Notice served in respect of each Shareholder:

(i)	specify whether the Shareholder Funds called for are Counter Indemnities, Shareholder Loans or equity contributions or a combination (providing details of the same) of these;

(ii)	specify the Business Day, at least fourteen (14) days following the date of the Funding Call Notice, on which the Shareholder Funds are to be given or advanced (the Funding Date);

(iii)

specify the terms and conditions on which the Counter Indemnity is to be given or advances or equity contributions are to be made (but so that all relevant Shareholders shall be called upon to provide Counter Indemnities and make advances or equity contributions on the same terms and conditions which, in the case of Counter Indemnities, shall include the right of the Shareholders providing the Counter Indemnity to be paid commercial arms’ length fees by the Company); and

(iv)	attach an explanation from the Chief Financial Officer of the Company specifying the purpose of the call and the need for the advances and/or Counter Indemnities.

11.4

Each Shareholder undertakes to the other Shareholders and the Company to satisfy (either itself or by an Affiliate of that Shareholder) Funding Call Notices issued after the date of this Agreement according to their respective Equity Proportions at the time of the relevant Funding Call Notice, for a maximum aggregate amount of Shareholder Funds of US$300,000,000 (or equivalent in any other currency at the exchange rate for that currency at the time of the relevant Funding Call Notice) (the Shareholder Fund Limit), subject to the following:

11.4.1

the Company may issue one or more Funding Call Notices to call for Shareholder Funds for a total aggregate amount of up to US$200,000,000 (or Rupiah equivalent at the Reference Exchange Rate) of the Shareholder Funding Limit which Funding Call Notice(s) may be issued at any time after the Date of this Agreement and specify a Funding Date which is any date after the date of this Agreement provided such Funding Date is determined in accordance with Clause 11.3(a)(ii); and

11.4.2

the Company may issue one or more Funding Call Notices to call for Shareholder Funds for the balance of the Shareholder Fund Limit, being a total aggregate amount of US$100,000,000 (or Rupiah equivalent at the Reference Exchange Rate), which Funding Call Notice(s) may be issued at any time after the date of this Agreement but provided always that the Funding Date specified in the relevant Funding Call Notice must be a date after the second anniversary of the date of this Agreement and provided further that such Funding Date is determined in accordance with Clause 11.3(a)(ii).

11.5

Without prejudice to each Shareholder’s obligation under Clause 11.4, if a Shareholder (or its Affiliate) does not fully comply with a Shareholder Funding Notice in respect of any Funding Call Notice not falling under Clause 11.4, such Shareholder shall not by reason thereof be treated as being in default of this Agreement in respect of any amount of funds called for under the Funding Call Notice which exceeds that Shareholder’s Equity Proportion of the Shareholder Fund Limit, and:

11.5.1

if a Shareholder does not fully comply with the Funding Call Notice on or before the Funding Date, the Company shall at any time within seven (7) days of the Funding Date invite, in writing, the other Shareholders who have provided their Equity Proportion of the funds specified in the Funding Call Notice (Funding Shareholder)) to fund the resultant funding shortfall within fourteen (14) days of the invitation by making an additional contribution of its Relevant Proportion of such shortfall (Additional Contributions). For this purpose, the Relevant Proportion shall be calculated by reference to the Equity Proportion of such Funding Shareholder as compared with the aggregate Equity Proportions of all Funding Shareholders. To the extent that, following these Additional Contributions, there remains a shortfall in the funds specified in the Funding Call Notice, the Company shall continue to invite each of the Funding Shareholders who have at that time satisfied all such funding requirements, to make an Additional Contribution of their Relevant Proportion of the remaining shortfall and, for this purpose the Relevant Proportion shall be calculated by reference to the Equity Proportion as at the date of the relevant Funding Call Notice of each such Funding Shareholder as compared with the aggregate Equity Proportions as at the date of the relevant Funding Call Notice of all such Funding Shareholders, and so on, until no funding shortfall remains. Any such Additional Contribution may be made by the Funding Shareholder(s) by way of Shareholder Loan (on terms which shall include the obligation for the Company to pay to the lender simple interest on the principal amount outstanding from time to time at a commercial arms’ length rate) or by way of equity by subscribing for new Shares, at the Funding Shareholder’s nomination in its sole discretion provided that:

(a)

if an Additional Contribution is provided by way of Shareholder Loan, such Shareholder Loan may not be converted into Shares without the prior written consent of the Shareholders who are Non-Funding Shareholders in respect of relevant Funding Call Notice; and

(b)

if a Funding Shareholder wishes to dilute the Non-Funding Shareholder(s) (which right is acknowledged by the Parties), the relevant Additional Contribution must be provided by way of equity by the Funding Shareholder (or its Affiliate) subscribing for new Shares, and the issue price payable by the Funding Shareholder (or its Affiliate) for such Shares shall be the Dilution Price (as defined in Clause 11.7 below), and the number of Shares to be subscribed or issued shall be such number as have an aggregate value (based on the price per Share determined in accordance with this Clause 11.5.1) equal, as far as possible, to the amount of the relevant Additional Contributions of the Funding Shareholder. Notwithstanding the foregoing, if the Dilution Price is less than the par value per Share, then the issue price per Share payable by the Funding Shareholder (or its Affiliate) shall be the par value of a Share at that time. A Funding Shareholder shall, within twenty-one (21) days of receipt of invitation to make an Additional Contribution, give written notice (the “Dilution Notice”) to the Company (with a copy to the Non-Funding Shareholder(s)) of its wish to make the Additional Contribution by way of equity by subscribing for the relevant number of new Shares (the “Dilution Shares”);

(c)

the Funding Shareholder and the Non-Funding Shareholder shall ensure that, at any time not later than thirty (30) days after delivery of the Dilution Notice (being the Registration Period), subject to obtaining any approvals of Governmental Agencies required to subscribe for the Dilution Shares, the Funding Shareholder shall become the registered holder of the Dilution Shares;

(d)

the Shareholders shall vote to pass all resolutions required and the Shareholders and the Company shall do all other things necessary to procure that the issue of the Dilution Shares is promptly approved by all relevant Governmental Agencies if required pursuant to applicable laws and regulations and is immediately duly registered in the Register of Shareholders of Company;

(e)

once an issue of Dilution Shares has taken place pursuant to this Clause 11.5, the validity of the proceedings, including in relation to any prevailing Indonesian regulations having the force of law, shall not be questioned by any Party or the Company or other person in any respect whatsoever; and

(f)

the Funding Shareholder shall, if permitted under Clause 12.6, be entitled to nominate a third party to whom the Dilution Shares shall be issued following which paragraphs (c) to (e) of this Clause 11.5.1 shall apply mutatis mutandis in respect of the issue of the Dilution Shares to that person, save that the thirty (30) day period referred to in paragraph (i) shall be thirty (30) days from date such person is nominated by the Funding Shareholder.

11.6

Each Non-Funding Shareholder hereby APPOINTS the Funding Shareholder from time to time who becomes entitled (pursuant to Clause 11.5) to subscribe for Dilution Shares, (the Entitlement) to be its attorney for the duration of the relevant Registration Period, for so long as such Funding Shareholder is so entitled, for the purpose of exercising all and any of the voting and other rights and powers (including, without limitation, the power to vote at any meeting required to approve issue of such Dilution Shares, the power to waive any pre-emptive right to subscribe for its pro rata share of such Dilution Shares including the power to execute such documents as are required to give effect to such waiver) attached or accruing to such Dilution Shares (each an Attorney) and further DECLARES that the Dilution Shares are held on trust for and for the benefit of each Attorney for so long as such Attorney has such Entitlement. This power of attorney is given by way of security to secure the proprietary interest of each Attorney and the above declaration of trust. For so long as the relevant Attorney has that proprietary interest, this power of attorney and declaration of trust shall not be revoked by the relevant Non-Funding Shareholder without the prior written consent of such Attorney.

11.7	In this Clause 11:

11.7.1	Dilution Price means the price per Share based on the Enterprise Value discounted by 10% divided by the total number of Shares (including the Dilution Shares to be issued).

11.7.2

Enterprise Value means the open market value of the entire issued share capital of the Company between a willing third party buyer and a willing seller assuming that the Additional Contributions have been advanced to the Company and immediately following such amounts being advanced as determined by an Expert (as defined in Part I of Schedule 1) in accordance with paragraph 2 of Part I of Schedule 1 and for which purposes the Parties shall comply with paragraph 4(b) of Part I of Schedule 1.

11.8	Repayment of Shareholder Loans

11.8.1

Subject to clause 11.8.2 below, Shareholder Loans (other than any Shareholder Loans for Additional Contributions, which shall be repaid first) shall only be repaid pro rata to the principal amounts outstanding at the time of repayment.

11.8.2

The parties agree that, upon the transfer of any Shares by Hutchison or the PT AM Party to any other person, the relevant transferee may, as a condition of the transfer, be required by the transferring Shareholder to pay to the Company (such payment being a Shareholder Loan) an amount equal to the appropriate proportion of the outstanding Shareholder Loans (excluding Additional Contributions, if any) of such transferring Shareholder, in which case the Parties shall procure that such amount is immediately used by the Company to repay such appropriate proportion of such Shareholder Loans to the relevant Shareholder provided that Company is not adversely affected or does not incur unreasonable costs in doing so. For this purpose, the appropriate proportion is calculated by reference to the number of Shares being transferred as compared with the total number of Shares held (immediately prior to such transfer) by such transferring Shareholder.

12.	TRANSFER OF SHARES

12.1	Transfers By PT AM

If:

(a)

the PT AM Party proposes to transfer or otherwise dispose of any Shares, subject to Clause 12.7, the PT AM Party shall first give notice to Hutchison and, Hutchison shall be entitled to the pre-emptive rights set out in Part II of Schedule 1; and

(b)

any transaction or event is proposed or has occurred which will or has resulted in a Change of Control, PT AM shall promptly give notice to Hutchison thereof and upon such Change of Control (whether or not PT AM gave notice to Hutchison under this Clause) Hutchison shall have an option to require each of PT AM and ATT to sell all of its Shares to Hutchison (the Control Call Option) in accordance with the provisions of Part V of Schedule 1.

12.2	Transfer By Hutchison and Right of First Offer

Subject to Clause 12.4, if Hutchison wishes to transfer or otherwise dispose of any or all of its Shares to any third party (any such party being referred to as a Third Party Transferee):

12.2.1

Hutchison shall give notice (an Intention to Sell Notice) to the PT AM Party of its intention to sell any or all of its Shares. The Intention to Sell Notice shall state the number of Shares Hutchison wishes to sell, and may but is not required to provide any further details in respect of a sale of the Shares. The PT AM Party may within twenty-one (21) days of delivery of the Intention to Sell Notice make a written offer to acquire all or some of such Shares provided that Hutchison shall not be obliged to accept any such offer whether or not made at a higher or lower price than any price offered to Hutchison by a Third Party Transferee (if any) and that, following expiry of such twenty-one (21) day period Hutchison shall be entitled to enter into an agreement for the sale and purchase of up to all of the number of its Shares specified in its Intention to Sell Notice at any price and on any terms in the six (6) months following delivery of the relevant Intention to Sell Notice. During such six (6) month period Hutchison shall not be required to give any further or additional Intention to Sell Notice in respect of a sale of up to the number of Shares specified in the relevant Intention to Sell Notice;

12.2.2

and, Hutchison shall procure that any third party purchaser to whom Hutchison proposes transferring any Shares offers to each of PT AM and ATT to purchase a Relevant Proportion of PT AM’s and ATT’s Shares in accordance with the provisions of Part III of Schedule 1, and the procedures set out in Part III of Schedule 1 shall apply to such offer. For the purposes of this Clause 12.2.2, “Relevant Proportion” means such number of PT AM’s and ATT’s Shares as represents, expressed as a proportion of all Shares held by PT AM and ATT, respectively, the same proportion of Shares which are proposed for sale to such third party purchaser.

12.3	No Encumbrances

Except as expressly provided in this Agreement, no Shareholder shall directly or indirectly sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or otherwise create any encumbrance on any Shares or any of its rights or obligations under this Agreement without complying with all the provisions of this Agreement and the PT AM Party warrants and represents that the Shares held by it at the date hereof are free from any Encumbrance.

12.4	Permitted Transfers

The restrictions in this Clause 12 with respect to the transfer of any Shares shall not apply to any transfer of Shares by a Shareholder to its Affiliates or to the other Shareholder or any of its Affiliates of such Shareholder, provided, however, that if a Shareholder transfers less than all of such Shareholder’s Shares to one or more of its Affiliates, such Shareholder shall continue to be bound by the terms of this Agreement and shall retain the right to continue to nominate the number of Directors and Commissioners as specified in Clause 7 hereof, the transferee shall have no right to nominate any Directors or Commissioners, and the restrictions in this Clause 12 will continue to be applicable to the Shares (or any interest therein) after any transfer to such Affiliates. Each such Affiliate of a Shareholder shall, as a condition to the effectiveness of any transfer of Shares, deliver to the other Party (i) such Affiliate’s accession agreement, in form and substance reasonably satisfactory to the other Party, agreeing to be bound by the provisions of this Agreement upon consummation of the transfer as required under Clause 29; and (ii) any other information reasonably requested by the other Party. In the event that any Shareholder (or any of its Affiliate) makes a transfer of any Shares (or any interest therein) to its Affiliate, such Shares (or such interest therein) shall be repurchased by such transferor from such Affiliate prior to the occurrence of any event as a result of which such Affiliate ceases to be an Affiliate of such transferor.

12.5	PT AM Party and ATT Shares

Unless otherwise specified, all rights (including rights to nominate members of the Board of Directors and Board of Commissioners) of the PT AM Party under this Agreement shall be construed as if the PT AM Party was a single person (and references to “a Shareholder” shall be construed accordingly), it being an internal matter for PT AM and ATT as to how the rights and obligations of the PT AM Party under this Agreement are to be fulfilled and exercised as between PT AM and ATT. PT AM and ATT shall be jointly and severally liable in respect of the obligations of the PT AM Party (including under provisions applying to Shareholders). An Event of Default under Clause 18.1 in relation to either PT AM or ATT, shall be an Event of Default in relation to the PT AM Party.

12.6	Nominated Transferee

Where the exercise by a Shareholder (Exercising Shareholder) of any rights under Clauses 11.4, 11.5, 12.1 or 18 of this Agreement may result in a transfer or issue of Shares to the Exercising Shareholder, the Exercising Shareholder shall be entitled, if it is not permitted by law or the terms of any Governmental Approval to acquire or subscribe for such Shares, or because a Governmental Approval required for such transfer or issue has, or cannot, be obtained, to nominate a third party who is an Indonesian person to whom such Shares are to be transferred or issued and the other Shareholders shall make such transfer or the Company shall issue such Shares (as appropriate) accordingly.

12.7

Either (i) upon the occurrence of an Hutchison Change of Control, or (ii) if Shares (or other securities representing Shares) are not listed on an internationally recognised stock exchange on or before the fifth anniversary of the date of signing this Agreement (a Five Year Event), then Hutchison’s pre-emptive rights under clause 12.1(a) shall terminate and PT AM and ATT may transfer or otherwise dispose of any Shares without first giving notice to Hutchison, provided that, if such pre-emption rights are to terminate because of the occurrence of a Five Year Event (but not otherwise):

(a)

Hutchison’s pre-emption rights under Clause 12.1(a) shall not terminate, and shall continue in effect in accordance with Clause 12.1(a), if the Third Party Transferee (as defined in Schedule 1, Part II, clause 1) is an Indonesian person or is an entity which an Indonesian person, directly or indirectly, holds 35% of more of the voting rights, but excluding any Indonesian person that is a financial institution owned or controlled by the Government of the Republic of Indonesia;

(b)

PT AM and ATT each undertake to Hutchison that it shall not (and shall procure that its relevant Affiliates do not) sell, dispose of, transfer or assign any of its direct or indirect interest in any Shares or enter into any agreement to do the same, to a Telecoms Competitor.

12.8	For the purposes of Clause 12.7:

Hutchison Change of Control means any transaction or event whereby:

(a)

Hutchison Telecommunications International Limited ceases to hold, directly or indirectly, at least 35% of the Shares and the aggregate number of Shares so held by Hutchison Telecommunications International Limited ceases to be greater than the aggregate number of Shares held, directly or indirectly, by any other single entity; or

(b)

Hutchison Whampoa Limited ceases to hold, directly or indirectly, in aggregate, at least 20% of the issued shares in Hutchison Telecommunications International Limited and the aggregate number of issued shares in Hutchison Telecommunications International Limited so held ceases to be greater than the aggregate number of issued shares in Hutchison Telecommunications International Limited held, directly or indirectly, by any other single entity;

Telecoms Competitor means any person (or any entity which such person holds, directly or indirectly, at least 35% of the voting rights) which (i) owns or operates mobile or fixed line telecommunications networks or infrastructure or provides mobile, fixed line telecommunications, IDD or internet services, or (ii) who is a mobile virtual networks operator in the Republic of Indonesia of such services, or (iii) who is a re-seller in the Republic of Indonesia of such services.

13.	IPO

13.1

The Shareholders acknowledge that it is their intention to list the Shares (or other securities representing Shares) on an internationally recognised securities exchange when the Business of the Company has reached the appropriate stage of development and the prevailing market conditions are both favourable and allow for such listing.

13.2	At the time contemplated under Clause 13.1, the Shareholders agree to co-operate in good faith with each other in:

(a)	assessing whether and when it would be in the best interests of Company to initiate a listing; and

(b)	determining the stock exchange on which an application for listing shall be made and the manner in which an offering will be made.

13.3

If, on the fifth anniversary of the date of this Agreement, no listing of the share capital of the Company as contemplated in this Clause 13 has been initiated, the PT AM Party shall consult with Hutchison with regard to its intentions and subsequently, at the written request of PT AM, Hutchison shall work with and shall use all reasonable endeavours to assist the PT AM Party to achieve a sale of its Shares provided that if the PT AM Party is to transfer its Shares, such transfer shall be subject to the provisions of Clause 12.7.

14.	BOOKS, RECORDS AND REPORTS

14.1	Company to maintain records and accounts

The Company shall maintain, at its principal office:

14.1.1

accurate and adequate accounting books and records maintained, subject to obtaining the necessary Government Approvals, in Dollars and Rupiah in English and Bahasa Indonesia in accordance with generally accepted Indonesian accounting principles and practices which shall accurately reflect the Company’s financial position in accordance with established financial practices of recognized international accounting standards;

14.1.2	such other accounting or other records as may be required by the laws of Indonesia;

14.1.3	all original agreements, records, and reports relating to its activities and operations.

All assets, liabilities and transactions of or involving the Company shall be recorded properly in its accounts and records and shall be fully disclosed to the Auditor.

14.2	Foreign Shareholder reporting requirements

In addition to the records required to be maintained in accordance with Clause 14.1, the Company shall also provide to each of the Foreign Shareholders records and financial information in the form necessary to comply with the Foreign Shareholders’ reporting requirements.

14.3	Annual Audit of Company

Within 60 (sixty) days after the end of each financial year, the Auditor shall audit the books and records of the Company.

The auditors of each Party shall also have the right to review the books and accounts of the Company on an annual basis at the expense of the relevant Party.

The audited accounts and Board of Directors’ report shall be submitted in English and Bahasa Indonesia for approval at the Annual General Meeting of Shareholders in respect of the relevant financial year to be held in accordance with the Articles of Association and upon such approval being granted, the audited accounts and Board of Directors’ report shall be final and binding upon the Parties as to the matters set out or reflected therein, in the absence of manifest error or fraud.

15.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to each other Party that:

15.1.1

it has full power to enter into this Agreement and to perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate or other actions (if applicable) to authorize its entering into and performance of this Agreement; and

15.1.2

it is duly authorized and licensed by all relevant Governmental Agencies to enter and to perform this Agreement and that it has made and will make all required reports and disclosures to any applicable Governmental Agency with respect to this Agreement or any activity undertaken in connection with this Agreement.

16.	REGULATORY MATTERS AND BRANDING

16.1

The Parties shall co-operate with each other to ensure that all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of this Agreement, or the transactions contemplated by it, is supplied to the party dealing with such notification and filing and that they are properly, accurately and promptly made.

16.2	If any material Regulatory Action is taken or threatened in respect of this Agreement or the transactions contemplated by it, the parties shall promptly meet to discuss:

(a)	the situation and the action to be taken as a result; and

(b)

whether any modification to the terms of this Agreement (or any agreement entered into pursuant to this Agreement) should be made in order that any requirement (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of any regulatory authority may be reconciled with, and within the intended scope of, the business arrangement contemplated by this Agreement. The parties shall co-operate to give effect to any agreed modifications.

16.3	Each Shareholder shall:

(a)

cooperate together and with Company (and shall procure that such Shareholder’s Affiliates shall do so) so as to ensure compliance with the requirements of the CO Licence and all other Governmental approvals and applicable laws and regulations which relate to the Company or Shareholder including disclosing information and notifying relevant Governmental Agencies;

(b)

not take or omit to take any action which would constitute a breach of or would be detrimental to the CO Licence or other Governmental Agencies or which would constitute a breach of applicable laws and regulations.

16.4

The Parties agree and covenant that during the term of this Agreement each Party shall use its best endeavours expeditiously to obtain and maintain all Governmental Approvals required under applicable laws, regulations and policies and its articles of association or other constituent documents for maintaining its shareholding in Company and the continued existence and operations of Company.

16.5

The Parties shall use all reasonable endeavours to procure that the affairs of Company shall be conducted in accordance with sound and good business practice and the highest ethical standards generally, as well as in accordance with all applicable laws and regulations and best practices.

16.6

The products and services of the Company shall be branded under and the Business shall be carried on under a brand to be determined by Hutchison which brand may be owned and used by Hutchison’s Shareholder Group. Where the brand is so owned, arrangements may be entered into with relevant members of Hutchison’s Shareholder Group under which the Company shall be entitled to make use of such brand and all intellectual property comprised therein or related thereto provided that all rights in such brand and such intellectual property shall continue to be owned by the relevant member of Hutchison’s Shareholder Group and no such rights shall be transferred to or acquired by the Company and that the rights of the Company to make use of such brand and such intellectual property shall be terminable on notice at the option of the relevant member of Hutchison’s Shareholder Group.

17.	CONFIDENTIALITY AND ANNOUNCEMENTS

17.1

Each Party shall use (and shall ensure that each of its subsidiaries shall use) all reasonable endeavours to keep confidential (and to ensure its officers, employees and agents shall keep confidential) any information which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement) or any information relating to the business or affairs of the Company (the Confidential Information) and shall not use or disclose such information except with the consent of the other party.

17.2	The obligation of confidentiality under Clause 17.1 does not apply to:

(a)	the disclosure (subject to Clause 17.3) on a “need to know” basis to a subsidiary of a party where the disclosure is for a purpose reasonably incidental to this Agreement;

(b)	the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other Governmental Agency;

(c)	the disclosure (subject to Clause 17.3) in confidence to a Party’s professional advisers of information reasonably required to be disclosed for any purpose reasonably incidental to this Agreement;

(d)	information which is publicly available or becomes publicly available (otherwise than as a result of a breach of this Clause 17); or

(e)

such disclosure as is reasonably necessary in connection with the transfer of any shares, provided that the recipient of such information is subject to a duty of confidentiality in respect of such information equivalent to that included in this Clause 17.

17.3

Each Party shall inform (and shall ensure that any subsidiary shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(a)	to keep it confidential; and

(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

The disclosing Party is responsible for any breach of this Clause 17 by the person to whom it is disclosed.

17.4

No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to Clause 17.5) be made or issued by or on behalf of either Party or any of its subsidiaries without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed).

17.5

If a Party has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant Party shall give the other Party every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations.)

18.	DEFAULT

18.1	Each of Hutchison and the PT AM Party agree that the provisions of Clause 18 shall apply on the occurrence of an Event of Default.

An Event of Default means in relation to a party, the occurrence of any of the following:

(a)	any material breach by a Party of any of its obligations under this Agreement; or

(b)

a court of competent jurisdiction makes an order or a resolution is passed, for the dissolution or administration of that Party (otherwise than in the course of a reorganisation or restructuring previously approved in writing by the other Party, such approval not to be unreasonably withheld or delayed); or

(c)

any person takes any step (and it is not withdrawn or discharged within sixty (60) days) to appoint a liquidator, manager, receiver, administrator, administrative receiver or other similar officer in respect of any assets held by that Party; or

(d)

that Party convenes a meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of, its creditors (including arrangement for suspension of payments), but if any breach referred to in Clause 18.1(a) is capable of remedy, an Event of Default shall occur only if the breach has not been remedied within thirty (30) days following written notice of such breach from the other Party (unless capable of being remedied within a shorter period in which case if it has not been remedied by the expiry of such shorter period) and if the other Party has after such thirty (30) days (or shorter period) given not less than seven (7) days’ further notice of its intention to exercise its rights under Clause 18.2; or

18.2

If a Party commits or is the subject of an Event of Default, without prejudice to any other remedy available at law, the other Party shall have an option to require the defaulting Party to sell to all of its Shares to the non-defaulting Party (the Default Call Option) in accordance with the provisions of Part IV of Schedule 1.

19.	TERM OF AGREEMENT AND TERMINATION

19.1	This Agreement shall take effect upon the date it is entered into.

19.2	This Agreement shall cease to be binding upon a Party (except in relation to any antecedent breaches) at such time as such Party ceases to have any direct or indirect interest in any Shares.

19.3	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination.

19.4	In the event that the Hutchison ceases to have the largest holding of Shares of any Shareholder:

(a)	this Agreement (except in relation to Clauses 6 and 17 to 29 (inclusive) shall terminate; and

(b)

the Parties shall meet and discuss and seek to agree, in good faith (but without any obligation to agree), the terms of a new agreement to regulate the rights and obligations of the Shareholders in respect of each other and the Company.

20.	NOTICES

20.1	Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:

(a)	sent by fax to the number set out in Clause 20.2; or

(b)	delivered by hand or sent by prepaid recorded delivery or registered post to the relevant address in Clause 20.2.

In each case it shall be marked for the attention of the relevant party set out in Clause 20.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

(a)	if hand delivered, when delivered;

(b)

if sent by fax, twelve (12) hours after the time of transmission to the correct fax number, provided that the sending party shall have obtained electronic or other confirmation of accurate and complete transmission;

(c)

if sent by recorded delivery or registered post, (a) on the second Business Day from the date of posting, if sent to a Party in the same country; or (b) on the tenth Business Day from the date of posting if sent to a Party in a different country, unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by fax) the delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this Clause are to local time at the address of the addressee.

20.2	The addresses and fax numbers of the parties for the purpose of Clause 20.1 are:

(a)	CAC Holdings (Netherlands) B.V.:

Address: De Boelelaan 7 Official, 1083 HJ, Amsterdam, the Netherlands

Fax No: +31 20 642 7675

For the attention of: Legal Department

with a copy to Hutchison Telecommunications International Limited, at 18/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong, Fax: +852 2827 1371, Attention Legal Department

(b)	PT AM:

Address: Jl. Ancol No. 1, Ancol Barat, Jakarta 14430

Fax No: +62 21 690 7324

For the attention of: Sidarta Sidik

and a notice given to PT AM shall be deemed to have been given to ATT also.

(c)	The Company:

Address: Wisma Barito Pacific, 2nd Floor, Tower B, Jl. Letjend S Parman Kav 62-63, Slipi, Jakarta 11410, Indonesia

Fax No: +62 21 5366 0000

For the attention of: President Director,

And a notice given to the company shall also be copied to:

Hutchison Telecommunications International Limited, at 18/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, New Territories, Hong Kong, Fax:+852 2128 3112

For the attention of: Legal Department

20.3

All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

21.	ENTIRE AGREEMENT, AMENDMENT AND SEVERABILITY

21.1	This Agreement may be amended only by another agreement in writing executed by all Parties who may be affected by the amendment.

21.2

This Agreement contains the entire agreement of the parties with respect to its subject matter. It constitutes the only conduct relied on by the Parties (and supersedes all earlier agreements, understanding and other conduct by the Parties) with respect to its subject matter.

21.3

If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provision contained herein shall not in any way be affected or impaired; provided that in such case the Parties shall use their best efforts to achieve the purpose of the invalid provision by a new legally valid provision or provisions.

22.	NON-ASSIGNMENT

22.1

Except as permitted in accordance with the provisions of this Clause 22, neither no Party may, nor may purport to, assign any of its rights or obligations under this Agreement in whole or in part, nor grant, declare, create or dispose of any right or interest in it (otherwise than in accordance with the terms of this Agreement).

22.2

Each Shareholder shall be permitted to assign or transfer any of its rights or obligations under this Agreement to any undertaking which is, on or at any time after the date of this Agreement, a wholly owned subsidiary or holding company of the relevant party or a wholly owned subsidiary of a holding company of the party. If any such assignee shall (whilst it retains any rights under this Agreement) at any time cease to be a wholly owned subsidiary or holding company of the relevant party, or a wholly owned subsidiary of a holding company of that party, the person entitled to any such rights under this Agreement shall ensure that prior to it so ceasing the rights under this Agreement to which it is entitled are assigned to a wholly owned subsidiary or holding company of the relevant party or a wholly owned subsidiary of a holding company of the relevant party, failing which such rights which have not been so assigned shall cease to be enforceable (except in respect of any rights of action arising before the rights cease to be enforceable to the extent that such rights are and continue to be held by or to enure to the benefit of a wholly owned subsidiary or holding company of the relevant party or a wholly owned subsidiary of a holding company of the relevant party).

23.	NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

24.	COSTS

Each Party shall bear its own legal and accountancy costs, charges and expenses (including taxation) arising out of the negotiation, preparation and implementation of this Agreement and the transactions contemplated by it.

25.	GOVERNING LANGUAGE

This Agreement has been negotiated and agreed in the English language which shall be the governing and determining language of and in respect of this Agreement for all purposes, notwithstanding that it is translated into any other language for any reason or purpose whatsoever.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

27.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of Singapore.

28.	RESOLUTION OF DISPUTES

28.1

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with Arbitration Rules of the Singapore International Arbitration Centre (the SIAC Rules) for the time being in force which rules are deemed to be included by reference to this Clause.

28.2

All communications in the course of and during the arbitration process and proceedings shall be in the English language. The acceptance by any arbitrator of his or her appointment under this Clause 28 shall be deemed to include and convey the consent and agreement of such arbitrator that the English language will be used in the arbitration process and proceedings.

28.3

The arbitrator or the board of arbitration as the case may be, shall render its award applying strict rules of law and principles consistent with the explicit terms of this Agreement and shall have the authority to include in such award a decision binding upon the Parties, enjoining them to take or refrain from taking specific action with respect to the matter in dispute or disagreement.

28.4

The award of the arbitrator or the board of arbitration shall be final and binding on the Parties and may be enforced in the courts of any country which is a party to the New York Convention Regarding Recognition and Enforcement of Foreign Arbitration Awards. The Parties hereby irrevocably and unconditionally exclude any right of application or appeal to any court in the course of any arbitration of in respect of any award made. The costs of any arbitration shall be borne in accordance with the determination of the arbitrator of the board of arbitration.

28.5

The mandate of the arbitrator or board of arbitrators duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitration award has been issued by the arbitrator or board of arbitration. For such purpose, the Parties hereby agree that the term of the mandate of the arbitrator or board of arbitrators shall be extended for as long as necessary for the issuance of a final arbitration award as required by this clause 28.

28.6

An order of judicial acceptance or an application for enforcement of the arbitration award may be sought in any court of competent jurisdiction. Without limiting the foregoing sentence, for the purposes of enforcing any arbitration award in Indonesia only, each of the Parties hereby irrevocably elects domicile at the Clerk’s Office of the District Court of Central Jakarta (Kantor Panitera Pengadilan Negeri Jakarta Pusat).

29.	ACCESSION

Each Shareholder undertakes to procure that any person to whom the Shareholder transfers any Shares directly accedes to this Agreement with effect from the date on which such person so that such acceding Party, is directly subject to and is bound to comply with all of the duties and obligations under this Agreement as if such person were the transferring Shareholder in respect of the Shares transferred directly to such person. The Parties each agree to enter into promptly any applicable accession agreement required to be entered into by a transferee.

EXECUTED on the date first stated above.

SIGNED for and on behalf of

PT ASIA MOBILE	)

)
in the presence of:	)
Signature

Print name

SIGNED for and on behalf of
ASIA TELECOMMUNICATIONS	)
TECHNOLOGY LTD	)
in the presence of:	)
Signature

Print name

SIGNED for and on behalf of
CAC HOLDINGS (NETHERLANDS))
B.V.	)
in the presence of:	)
Signature

Print name
SIGNED for and on behalf of
PT CYBER ACCESS	)
COMMUNICATIONS	)
in the presence of:	)
Signature

Print name

SCHEDULE 1

Transfer of Shares

Part I

General Provisions

1.	In this Schedule:

Expert means such internationally recognised investment bank as Hutchison and PT AM may agree or failing agreement within fourteen (14) days of the date of the relevant notice requiring appointment of an Expert, such internationally recognised investment bank, independent of all interested parties, as the Chairman for the time being of the Singapore International Arbitration Centre appoints at the request of either Hutchison or PT AM; and

Fair Price means the open market value of the relevant Shares between a willing third party buyer and a willing seller without any premium or discount by reference to the percentage of the Shares being sold or transferred or the resulting holdings of Shares.

2.

Where an Expert is appointed, it shall be requested to reach its decision as soon as possible and in any event within thirty (30) days of appointment and shall act as expert and not as an arbitrator and its decision, which shall be incorporated into a certificate to be delivered to Hutchison and PT AM, shall be final and binding on the Parties. The Parties shall bear the Expert’s fees and expenses equally, except in the case where the Expert is appointed to determine the Fair Price for the purposes of Part IV of Schedule 1, in which case the Shareholder who has committed the Event of Default shall bear such fees and expenses.

3.	If the date for completion of any transfer of shares is not a Business Day, completion shall take place on the Business Day immediately following such date.

4.	Each Party will cooperate in procuring the provision:

(a)	to the other of all information reasonably required by the parties in deciding to exercise any rights arising under this Agreement and the provisions of the Schedules to this Agreement; and

(b)	to the Expert of all information reasonably required by the Expert in determining the Fair Price.

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Part II

1.

Any notice (a Transfer Notice) given by the PT AM Party (the Seller) to Hutchison (Continuing Party) of any proposed transfer of shares pursuant to Clause 12.1 shall specify details of the shares to be transferred (the Seller’s Shares), any proposed third party purchaser (a Third Party Transferee), the purchase price (the Transfer Price) and other material terms on which the Seller proposes to sell the Seller’s Shares. A Transfer Notice is irrevocable.

2.

On receipt of the Transfer Notice, the Continuing Party shall have the right to buy all (but not some only) of the Seller’s Shares at the price specified in the Transfer Notice (or at such other price as the Seller and the Continuing Party agree) by giving notice to the Seller within thirty (30) days of receiving the Transfer Notice (the Acceptance Period).

3.

If the Continuing Party exercises its rights under paragraph 2, subject only to any Governmental Approvals or approval of shareholders of the Continuing Party or the Seller (Approvals), the Continuing Party shall be bound to buy the Seller’s Shares at the Transfer Price and otherwise on the terms set out in the Transfer Notice. Completion of the sale and purchase of the Seller’s Shares shall take place within thirty (30) days of the day on which notice is given to the Seller pursuant to paragraph 2 as may be specified by the Continuing Party or, if any Approval has not been obtained by the end of that period, within five (5) days Business Days of the date on which the last Approval to be obtained is obtained. Each of the Seller and the Continuing Party shall use its reasonable endeavours to obtain or provide all reasonable assistance to obtain the Approvals.

4.

Upon completion of any sale under paragraph 3, the Continuing Party shall assume, with effect from the completion date, any relevant obligations of the Seller under (and shall ensure the release or repayment of) any Counter Indemnities or any other guarantees, indemnities, loans, letters of comfort and/or counter-indemnities to third parties in relation to the funding of the Company and receives the right to receive payment of all interest and repayment of all amounts of principal and all other rights under all loans made to the Company by the Seller.

5.

If the Continuing Party does not exercise its rights to buy under paragraph 2, the Seller may transfer all (but not some only) of the Seller’s Shares on a bona fide arm’s length sale to a Third Party Purchaser at a price not less than the purchase price specified in the Transfer Notice and on terms no more favourable than those set out in the Transfer Notice provided that:

(a)	the transfer is completed within sixty (60) days after the expiry of the Acceptance Period; and

(b)

the Third Party Transferee and (any ultimate holding company of such Third Party Transferee, if so required by the Continuing Party) shall prior to completion of the transfer enter into an agreement with the Continuing Party to be bound (in terms reasonably satisfactory to the Continuing Party) by provisions corresponding to the Seller’s obligations under this Agreement.

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Part III

1.

An offer by a Third Party Transferee pursuant to Clause 12.2 shall be made by notice in writing (the Third Party Offer Notice) and shall offer to purchase such proportion representing the percentage reduction of Hutchison’s shareholding in Company of the Shares then held by the PT AM Party (the PT AM Sale Shares) at not less than the price per Share (whether in cash or shares) to be paid by or on behalf of the Third Party Transferee for the relevant Shares held by Hutchison (the Third Party Offer Price) and otherwise on terms no less favourable than those offered by the Third Party Transferee to Hutchison in respect thereof.

2.

On receipt of the Third Party Offer Notice, the PT AM Party may sell the PT AM Sale Shares at the Third Party Offer Price by giving written notice to Hutchison and the Third Party Transferee within Fourteen (14) days of receiving the Third Party Offer Notice at the Third Party Offer Price on the terms set out in the Third Party Offer Notice and otherwise on the terms set out in the Third Party Offer Notice.

3.	Any transfer of the PT AM Sale Shares pursuant to Part III of Schedule 1 shall be on the following terms:

(a)

all (but not only some) of the PT AM Sale Shares will be sold and the PT AM Sale Shares will be sold free from all Encumbrances, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the notice of exercise of the relevant option (but otherwise without any representation and warranty on the part of the PT AM Party); and

(b)

upon completion, Hutchison shall procure that the Third Party Transferee assumes, with effect from the completion date, any obligations of the PT AM Party under (and shall ensure the release or repayment of) any Counter Indemnities or any other guarantees, indemnities, loans, letters of comfort and/or counter-indemnities to third parties in relation to the funding of the business of the Company Group and receives the right to receive payment of all interest and repayment of all amounts of principal and all other rights under all loans made to any Company Group Member by the PT AM Party or, if some only of the PT AM Party’s holding of Shares are transferred, a proportion of such obligations and loans representing the proportion of the PT AM Party’s holding of Shares which have been transferred.

6.

The PT AM Party shall be bound (subject only to any necessary approvals of shareholders and any Governmental Approvals) to sell the PT AM Sale Shares to the Third Party Transferee on giving the Third Party Transferee notice under paragraph 2. Completion of the sale and purchase of the PT AM Sale Shares shall take place within thirty (30) days of the day on which notice is given pursuant to either paragraph 2, or if any Governmental Approvals and approvals of shareholders of the PT AM Party and the Third Party Transferee have not been obtained by the end of that period, within five (5) Business Days of the date on which the last approval or Regulatory Approval to be obtained is obtained. Each of the PT AM Party and Hutchison shall use its reasonable endeavours to obtain or provide all reasonable assistance to obtain the Governmental Approvals and all other approvals as soon as possible. If such Governmental Approvals and other approvals are not obtained or waived within sixty (60) days following the date of the Third Party Offer Notice, then the PT AM Party’s entitlement to sell the PT AM Sale Shares to the Third Party Transferee pursuant to clause 12.2 shall lapse.

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Part IV

Default

1.

The Default Call Option may be exercised by the non-defaulting Party (“Transferee”) giving notice in writing to the defaulting Party (“Transferor”) at any time within thirty (30) days of Transferee becoming aware of the occurrence of an Event of Default (the Default Call Option Notice) in respect of all (but not some only) of the Transferor’s Shares. Subject to paragraph 3, a Default Call Option Notice shall be irrevocable.

2.	If a Default Call Option Notice is issued, an Expert shall be appointed to determine the Fair Price.

3.	Within twenty (20) days of issue of the Expert’s certificate, Transferee may by notice to Transferor withdraw its Default Call Option Notice.

4.

Subject only to any Government Approvals or approval of shareholders of (Approvals) and the provisions of paragraph 3 above, Transferor shall be bound to sell to Transferee all of Transferor’s Shares at 80% of the Fair Price.

5.

Completion of the sale and purchase of Transferor’s Shares shall take place not earlier than twenty (20) and not later than thirty (30) days of the date of issue of the Expert’s certificate or, if any Approval has not been obtained by the end of that period, within ten (10) days of the date on which the last Approval to be obtained is obtained. Each of Hutchison and the PT AM Party shall use its best endeavours to obtain or waive the Approvals as soon as possible and, in any event, within sixty (60) days of the date of the Default Call Option Notice.

6.	Any transfer of Transferor’s Shares pursuant to this Part IV (Default) of Schedule 1 shall be on the following terms:

(a)

the Transferor’s Shares will be sold free from all Encumbrances, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Default Call Option Notice;

(b)

Transferee shall assume, with effect from the completion date, any obligations of Transferor under (and shall ensure the release or repayment of) any Counter Indemnities or any other guarantees, indemnities, loans, letters of comfort and/or counter-indemnities to third parties in relation to the funding of the business of the Company Group and receive the right to receive payment of all interest and repayment of all amounts of principal and all other rights under all loans made to the Company Group by Transferor;

(c)

Transferor shall deliver to Transferee duly executed transfer(s) in favour of Transferee, or as it may direct, together with appropriate share certificate(s) for the Transferor’s Shares and a certified copy of any authority under which such transfer(s) is/are executed;

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(d)

against delivery of the transfer(s), Transferee shall pay the total consideration (determined in accordance with paragraph 4) for the Transferor’s Shares to Transferor by electronic funds transfer for value on the completion date;

(e)	the Parties shall procure (insofar as they are able) that the relevant transfer or transfers are registered in the name of Transferee or as it may direct; and

(f)	Transferor shall do all such other things and execute all other documents (including any deed) as Transferee may reasonably require to give effect to the sale and purchase of the Transferor Shares.

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Part V

Change of Control

1.

The Control Call Option may be exercised by Hutchison giving notice in writing to PT AM (with a copy to ATT) at any time within thirty (30) days of Hutchison becoming aware of the occurrence of a Change of Control (the Control Call Option Notice) in respect of all (but not some only) of the PT AM Parties’ Shares (the Sale Shares). Subject to paragraph 3, a Control Call Option Notice shall be irrevocable.

2.	If a Control Call Option Notice is issued by Hutchison, then:

(a)	the price payable for the Sale Shares shall be the value attributed to the PT AM Parties’ total interest in the Company (the Attributed Value);

(b)

if PT AM has given notice to Hutchison in accordance with the requirements of Clause 12.1(b), such notice shall specify the Attributed Value, expressed as a monetary amount, in US$, and as a percentage of the total value of the relevant PT AM Party Shareholder Company, and provide supporting evidence to confirm the said Attributed Value;

(c)

If PT AM has not given notice to Hutchison in accordance with the requirements of Clause 12.1(b), then Hutchison may request in the Control Call Option Notice that the Attributed Value be notified to Hutchison in accordance with paragraph 2(b) above, in which case PT AM shall provide the required details within fourteen (14) days of receipt of the request from Hutchison; and

(d)

if there is no Attributed Value, or no or insufficient supporting evidence of the Attributed Value is provided in accordance with paragraph 2(b) above, as Hutchison may determine, acting reasonably,, then an Expert shall be appointed to determine the Fair Price.

3.

Within twenty (20) days: (a) of written notification to Hutchison of the Attributed Value and supporting evidence thereof required under paragraph 2(b) above, or (b) if there is no Attributed Value is provided (or no or insufficient supporting evidence thereof is provided, as Hutchison may determine, acting reasonably), of issue of the Expert’s certificate, Hutchison may by notice to PT AM withdraw its Control Call Option Notice.

4.

Subject only to any Government Approvals or approval of shareholders (Approvals) and the provisions of paragraph 3 above, the PT AM Parties shall be bound to sell to Hutchison all of their Shares at the Attributed Value (if any) or, if there is no Attributed Value, at the Fair Price.

5.

Assuming Hutchison does not validly revoke a Change of Control Notice, completion of the sale and purchase of the PT AM Parties’ Shares shall take place not earlier than twenty (20) and not later than thirty (30) days of the date of delivery to Hutchison of notice and supporting evidence of the Attributed Value or issue of the Expert’s certificate (as the case may be) or, if any Approval has not been obtained by the end of that period, within ten (10) days of the date on which the last Approval to be obtained is obtained. Each of Hutchison and the PT AM Parties shall use their best endeavours to obtain or waive the Approvals as soon as possible and, in any event, within sixty (60) days of the date of the Control Call Option Notice.

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6.	Any transfer of the PT AM Parties’ Shares pursuant to this Part V (Change of Control) of Schedule 1 shall be on the following terms:

(a)

the PT AM Parties’ Shares will be sold free from all Encumbrances, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Control Call Option Notice;

(b)

Hutchison shall assume, with effect from the completion date, any obligations of the PT AM Parties (and shall ensure the release or repayment of) any Counter Indemnities or any other guarantees, indemnities, loans, letters of comfort and/or counter-indemnities to third parties in relation to the funding of the business of the Company Group and receive the right to receive payment of all interest and repayment of all amounts of principal and all other rights under all loans made to the Company Group by the PT AM Parties;

(c)

the PT AM Parties shall deliver to Hutchison duly executed transfer(s) in favour of Hutchison, or as it may direct, together with appropriate share certificate(s) for the PT AM Parties’ Shares and a certified copy of any authority under which such transfer(s) is/are executed;

(d)

against delivery of the transfer(s), Hutchison shall pay the total consideration (determined in accordance with paragraph 4 for the PT AM Parties’ Shares to a bank account or bank accounts notified in writing to Hutchison by PT AM not less than seven (7) days prior to the completion date by electronic funds transfer for value on the completion date;

(e)	the Parties shall procure (insofar as they are able) that the relevant transfer or transfers are registered in the name of Hutchison or as it may direct; and

(f)

the PT AM Parties shall do all such other things and execute all other documents (including any deed) as Hutchison may reasonably require to give effect to the sale and purchase of the PT AM Parties’ Shares.

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